Filed pursuant to Rule 424(b)(3)
File No. 333- 265180

EATON VANCE NATIONAL MUNICIPAL OPPORTUNITIES TRUST
Supplement to Prospectus dated July 28, 2022

The following replaces the Financial Highlights contained in the Prospectus:

Selected data for a Common Share outstanding during the periods stated.

	Year Ended March 31,
	2024	2023	2022	2021	2020
Net asset value – Beginning of year	$18.32	$20.07	$21.73	$20.53	$21.09
Income (Loss) From Operations
Net investment income(1)	$0.74	$0.72	$0.73	$0.78	$0.83
Net realized and unrealized gain (loss)	0.19	(1.72)	(1.65)	1.18	(0.41)
Total income (loss) from operations	$0.93	$(1.00)	$(0.92)	$1.96	$0.42
Less Distributions
From net investment income	$(0.75)	$(0.75)	$(0.75)	$(0.76)	$(0.84)
From net realized gain	—	—	—	—	(0.08)
Tax return of capital	—	—	—	—	(0.06)
Total distributions	$(0.75)	$(0.75)	$(0.75)	$(0.76)	$(0.98)
Premium from common shares sold through shelf offering(1)	$ —	$ —	$0.01	$0.000(5)	$0.000(5)
Net asset value – End of year	$18.50	$18.32	$20.07	$21.73	$20.53
Market value – End of year	$16.59	$17.67	$19.05	$22.50	$19.50
Total Investment Return on Net Asset Value(2)	5.60%	(4.73)%	(4.36)%	9.87%	1.90%
Total Investment Return on Market Value(2)	(1.82)%	(3.19)%	(12.33)%	19.77%	(3.35)%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$289,050	$286,208	$313,625	$333,178	$314,321
Ratios (as a percentage of average daily net assets):
Expenses excluding interest and fees	0.80%	0.77%	0.73%	0.73%	0.75%
Interest and fee expense(4)	0.62%	0.32%	0.06%	0.05%	0.17%
Total expenses	1.42%	1.09%	0.79%	0.78%	0.92%
Net expenses	1.42%	1.09%	0.79%	0.78%	0.92%
Net investment income	4.13%	3.92%	3.35%	3.67%	3.88%
Portfolio Turnover	48%	45%	13%	13%	44%

(See related footnotes.)

	Year Ended March 31,
	2019	2018	2017	2016	2015
Net asset value – Beginning of year	$21.32	$21.70	$22.89	$23.050	$21.51
Income (Loss) From Operations
Net investment income(1)	$0.96	$0.99	$1.02	$1.06	$1.09
Net realized and unrealized gain (loss)	(0.06)	(0.21)	(0.97)	(0.19)	1.48
Total income (loss) from operations	$0.89	$0.78	$0.05	$0.87	$2.57
Less Distributions
From net investment income	$(1.02)	$(1.03)	$(1.03)	$(1.03)	$(1.03)
From net realized gain	(0.11)	(0.12)	(0.21)	(0.01)	—
Tax return of capital	—	—	—	—	—
Total distributions	$(1.13)	$(1.15)	$(1.24)	$(1.04)	$(1.03)
Anti-dilutive effect of share repurchase program(1)	$—	$—	$—	$—	$0.00(5)
Net asset value – End of year	$21.09	$21.32	$21.70	$22.89	$23.05
Market value – End of year	$21.12	$20.67	$21.52	$22.31	$21.20
Total Investment Return on Net Asset Value(2)	4.54%	3.59%	0.29%	4.27%	12.68%
Total Investment Return on Market Value(2)	7.98%	1.27%	2.04%	10.50%	14.96%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$321,241	$324,587	$330,183	$348,145	$350,611
Ratios (as a percentage of average daily net assets):
Expenses excluding interest and fees(3)	0.76%	0.76%	0.75%	0.76%	0.77%
Interest and fee expense(4)	0.22%	0.20%	0.16%	0.08%	0.09%
Total expenses(3)	0.98%	0.96%	0.91%	0.84%	0.86%
Net investment income	4.55%	4.52%	4.50%	4.70%	4.83%
Portfolio Turnover	17%	17%	11%	6%	13%
(1)	Computed using average shares outstanding.
(2)	Returns are historical and are calculated by determining the percentage change in net asset value or market value with all distributions reinvested. Distributions are assumed to be reinvested at prices obtained under the Trust’s dividend reinvestment plan.
(3)	Excludes the effect of custody fee credits, if any, of less than 0.005%. Effective September 1, 2015, custody fee credits, which were earned on cash deposit balances, were discontinued by the custodian.
(4)	Interest and fee expense relates to the liability for floating rate notes issued in conjunction with residual interest bond transactions.
(5)	Amount is less than $0.005.

June 28, 2024